Alpine Air Express Posts Annual 10KSB for FY 2004


PROVO, Utah-- (BUSINESS WIRE) Wednesday, February 2, 2005--Alpine Air, a subsidiary of Alpine Air Express, Inc. (OTC:BB ALPE), and the third largest regional cargo airline and transportation logistics company in the US, with a fleet of 30 airplanes, along with its sister Company, Alpine Air Chile, S.A., for the year ended October 31, 2004 posted gross revenues of nearly $15 million in 2004, $4.7 million, or forty-five percent, greater than last year. The primary increase in revenues came from the U.S. Postal contracts in Hawaii. During the next twelve months the Company anticipates increased revenues from air cargo transportation. The Company, however, posted a net loss of $1,379,934, which was principally associated with the write-off of bad debt. Notwithstanding the bad debt write-off, the Company posted an EBITDA earning of $195,000.

The Company has a working capital position of $491,151, as compared to working capital on October 31, 2003, of $44,973. The increase in working capital has been the result of increases in revenues and trade receivables associated with air cargo contracts with the USPS. During 2004, the Company also generated cash of $1,300,000 through the sale and lease back of two aircraft and then acquired two additional aircraft for $1,005,000. These transactions have helped to fund the startup and ongoing operations in Hawaii. The management team continues to make strong efforts to maximize utilization of its cash resources to support the Hawaiian operations.

The Company has improved its working capital position in 2004 over 2003 by showing a net increase of $673,947 in receivables from increased cargo volumes, offset by a net decrease of $288,250 in receivables for leases of aircraft to a related party. Net reductions of $67,040 in existing parts inventories were used to support the maintenance and repair of aircraft. Increases in prepaid expenses of $81,356, collection of income taxes receivable of $855,263, an increase to the current deferred tax assets of $462,749, deposits for aircraft leases and purchases in the amount of $155,000 and increases in marketable securities of $20,392 were some of the other factors contributing to the positive EBITDA earnings.

During the fiscal year, cargo volumes rose about 181% over the prior year. This dramatic increase has come from servicing the USPS contract in Hawaii. In 2004, the Company carried over 16,300 tons as compared to 5,800 tons in 2003. These increases have come from only six months of service in the Hawaiian Islands and do not include cargo volumes from the heaviest season of the year, Christmas. The Company anticipates providing cargo services in the Hawaiian Islands at least until April 24, 2005.

Gene Mallette, chairman and CEO of Alpine Air commented: "Alpine Air has worked hard during this last year to reestablish itself as the third largest, by volume, regional cargo airline in the nation. However, during this last year, we found the need to contribute significant capital into our new route infrastructure in the Hawaiian Islands and our Chilean operations. Additionally, we found the need to take a write-off associated with a bad debt. Though we were faced with the write off, our Company is proud to post a positive EBITDA in the amount of $195,000. We look forward to the next year as an opportunity to continue our growth."

Founded in 1975, Alpine Air, a wholly owned subsidiary of Alpine Air Express Inc., provides competitively priced scheduled air cargo flights throughout the western and southwestern United States. The Company has an established client base that includes various contract operations and the U. S. Postal Service. Alpine Air provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of U.S.P.S. projected volumes, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Alpine Air Express Inc., Provo
Michael Dancy, 801-746-3570
e-mail: investor@alpine-air.com
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